AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACE*COMM CORPORATION,

ACE ACQUISITION CORPORATION

AND

i3 MOBILE, INC.

DATED AS OF SEPTEMBER 12, 2003

(continued)

i

(continued)

(continued)

Index of Defined Terms

Section Where
Defined Term	Defined
“ACE*COMM”	Preamble
“ACE*COMM Affiliate Agreement”	Recitals
“ACE*COMM Common Stock”	1.4(a)
“ACE*COMM Contract”	4.11(a)
“ACE*COMM Disclosure Schedule”	Article IV
“ACE*COMM ERISA Plan”	4.10
“ACE*COMM Issuance”	4.3(a)
“ACE*COMM Plans”	4.10
“ACE*COMM Preferred Stock”	4.2
“ACE*COMM Special Meeting”	6.3(b)
“ACE*COMM Subsidiary”	4.1(b)
“Acquisition Approval”	6.5(c)
“Agreement”	Preamble
“Balance Sheet Cash”	1.4(a)
“Certificate of Merger”	1.2
“Certificate”	1.4(c)
“Closing Date”	9.1
“Closing”	9.1
“Code”	1.6
“Confidential Matters”	6.2(a)
“Confidentiality Agreement”	6.2(a)
“Contract”	3.1(c)
“DGCL”	1.1
“Discounted Liabilities”	1.4(a)
“Effective Time”	1.2
“ERISA Plan”	3.10
“ERISA”	3.10
“Estimated Closing Balance Sheet”	1.4(b)
“Exchange Act”	3.5
“Exchange Agent”	2.1
“Exchange Fund”	2.1
“Exchange Ratio”	1.4(a)
“Fairness Opinion”	7.3(d)
“GAAP”	1.4(b)
“Good Reason”	9.13
“Governmental Entity”	3.4
“Hazardous Materials”	3.13
“i3”	Preamble
“i3 Affiliate Agreement”	Recitals
“i3 Common Stock”	Recitals

Index of Defined Terms

Section Where
Defined Term	Defined
“i3 Contract”	3.11(a)
“i3 Disclosure Schedule”	Article III
“i3 ERISA Plan”	3.10
“i3 Preferred Stock”	3.2(a)
“i3 Special Meeting”	6.3(a)
“i3 Stock Plans”	9.13
“i3 Subsidiary”	3.1(b)
“Injunction”	7.1(c)
“instrument”	1.4(a)
“Kaufman Bros.”	3.6
“Key Employees”	4.19
“knowledge”	9.13
“Laws”	9.13
“Lease Adjustment Amount”	1.4(a)
“Lease Amount”	1.4(a)
“Mailing Date”	1.4(a)
“Market Price Per Share”	1.4(a)
“Material Adverse Effect”	9.13
“Merger Sub”	Preamble
“Merger”	Recitals
“Person”	9.13
“Proxy Statement/ Prospectus”	3.4
“Purchase Price Per Share”	1.4(a)
“Recommendation”	6.3(a)
“Registration Statement”	6.1(a)
“Remaining Liabilities”	1.4a)
“Securities Act”	3.16
“Special Referee”	1.4(b)
“Subsidiary”	9.13
“Superior Proposal”	6.5(c)
“Surviving Corporation”	1.1
“Takeover Laws”	9.13
“Tax Return”	3.9(b)
“Tax”	3.9(b)
“Transaction Related Expenses”	1.4(b)

v

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2003 (this “Agreement”), is entered into by and among ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), Ace Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ACE*COMM (“Merger Sub”), and i3 Mobile, Inc., a Delaware corporation (“i3”).

      WHEREAS, the Boards of Directors of ACE*COMM, Merger Sub and i3 have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into i3, with i3 being the Surviving Corporation (as defined herein) and a wholly owned subsidiary of ACE*COMM (the “Merger”);

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to ACE*COMM’s and i3’s willingness to enter into this Agreement, certain stockholders of each of ACE*COMM and i3 are entering into agreements (the “ACE*COMM Affiliate Agreement,” and the “i3 Affiliate Agreement,” respectively) pursuant to which each such stockholder agrees to, among other things, vote in favor of this Agreement and the transactions contemplated hereby;

      WHEREAS, the Merger is intended to be treated as a taxable acquisition of the common stock of i3, par value $0.01 per share (the “i3 Common Stock”), for federal income tax purposes; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.

      Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into i3, with i3 being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation, and a wholly owned subsidiary of ACE*COMM.

      1.2     Effective Time.

      The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (or at such later time as may be agreed by i3 and ACE*COMM in writing and specified in the Certificate of Merger). The term “Effective Time” shall mean the date and time when the Merger becomes effective.

      1.3     Effects of the Merger.

      At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

      1.4     Conversion of i3 Common Stock.

             (a)     At the Effective Time by virtue of the Merger, subject to the provisions hereof, all i3 Common Stock issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, collectively be converted into the right to receive, and be exchangeable for, an aggregate number of shares of ACE*COMM common stock, par value $0.01 per share (“ACE*COMM Common Stock”), equal to (x) Balance Sheet Cash DIVIDED BY (y) the Purchase Price

Per Share. The number of shares of ACE*COMM Common Stock issuable with respect to each issued and outstanding share of i3 Common Stock as finally determined as set forth herein is called the “Exchange Ratio.” Notwithstanding the foregoing, all Appraisal Shares (as defined herein), in the event Appraisal Rights (as defined herein) shall apply, shall not be so converted, and the portion of the consideration that would have been issued in the Merger to holders of such Appraisal Shares shall be retained by ACE*COMM.

             For purposes hereof, the following terms shall have the following meanings:

             “Balance Sheet Cash” shall equal (x) cash, cash equivalents and marketable securities as set forth on the Estimated Closing Balance Sheet, MINUS (y) the sum of (A) the Lease Amount, (B) the Discounted Liabilities, and (C) the Remaining Liabilities.

             “Discounted Liabilities” shall equal the sum of the specific liabilities identified on Schedule 1.4(a) hereto as such liabilities are set forth on the Estimated Closing Balance Sheet and adjusted using the approach used to derive Schedule 1.4(a) as of the date hereof, which shall be updated in connection with the Estimated Closing Balance Sheet to reflect (1) liabilities that have been paid off, (2) signed settlement agreements that fix specific liabilities and (3) developments occurring after the date hereof as determined either by agreement between the parties or the Special Referee (as defined below).

             “Estimated Closing Balance Sheet” shall have the meaning given such term in Section 1.4(b).

             “Lease Amount” shall equal $1,058,665.20, provided, however, if i3 settles, terminates or otherwise extinguishes the lease obligations with respect to i3’s offices located in Stamford, CT, the Lease Amount shall be zero and the amount of cash in clause (x) of Balance Sheet Cash shall be increased by $441,334.80; provided, further, that to the extent any such settlement or action creates or results in any cash payment obligations that have not been paid prior to the date the Estimated Closing Balance Sheet is finalized such cash payment obligations shall be reflected in the Estimated Closing Balance Sheet.

             “Mailing Date” shall mean the date of the first mailing of the Proxy Statement/ Prospectus (as defined in Section 3.4(a)).

             “Market Price Per Share” shall equal the average closing stock price per share of ACE*COMM Common Stock as quoted on the Nasdaq Stock Market (or such other national securities exchange on which the ACE*COMM is then listed) for the 20 consecutive trading days immediately prior to the date that is five days prior to the Mailing Date.

             “Purchase Price Per Share” shall mean the product of (x) the Market Price Per Share MULTIPLIED BY (y) 0.825.

             “Remaining Liabilities” shall equal the sum of each liability set forth on the Estimated Closing Balance Sheet, other than the Discounted Liabilities.

             (b)     Not less than 10 trading days prior to the Mailing Date, i3 and ACE*COMM will jointly prepare a balance sheet of i3 substantially in the form of the balance sheet attached at Schedule 1.4(b)(1), which shall contain information reasonably estimated as of the anticipated Closing Date (the “Estimated Closing Balance Sheet”); provided, however, that if the Registration Statement is not declared effective by December 1, 2003 by reason of a “Transaction Event” (as hereinafter defined), then the Estimated Closing Balance Sheet shall be prepared as of December 15, 2003. The Estimated Balance Sheet shall be prepared on the basis of the accounting principles set forth in Schedule 1.4(b)(2) and, except as set forth herein and therein, in accordance with generally accepted accounting principles applied on a consistent basis in the United States (“GAAP”). The Estimated Closing Balance sheet shall specifically include an accrual of all liabilities for the Transaction Related Expenses of i3, and shall address the items set forth on Schedule 1.4(a). “Transaction Related Expenses” shall mean all costs, fees, expenses and other amounts incurred or payable (or reasonably expected to be incurred or payable), directly or indirectly, by i3 or any i3 Subsidiary (as hereinafter defined), in connection with this Agreement or the Merger, including (i) all legal, accounting, investment banking and other fees, costs and expenses incurred for the benefit of i3 or any i3 Subsidiary, including the fees payable to Kaufman Bros. and Caymus Partners LLC, (ii) all filing, registration and other similar fees and expenses paid or to be paid by i3 or any i3 Subsidiary, (iii) all fees and expenses payable upon a “change in control” of i3 or otherwise in connection with the consummation of the transactions contemplated herein, including severance payments, stay bonuses or other termination payments, (iv) the adverse consequences on the Taxes payable by i3, the Surviving Corporation or ACE*COMM as a result of the payment of the amounts described in the preceding clause (iii), and (v) the fees, costs and expenses described on Schedule 1.4(b)(3), in each case whether such fees would be capitalized or expensed in accordance with GAAP. Not less than 10 trading days prior to the Mailing Date, i3 shall ask all of its attorneys, accountants and other professionals to render current and correct invoices for all actual or expected unbilled time and disbursements through the Closing Date, which invoices shall include a good faith estimate of the additional fees and expenses which are reasonably expected to be incurred by i3 in connection with the transactions contemplated hereby. In order to facilitate the compilation of the Remaining Liabilities of the Estimated Closing Balance Sheet, i3 shall make available to ACE*COMM and its advisors such work papers, schedules and other supporting data as may be reasonably requested by ACE*COMM to enable it to verify the information contained therein other than the work papers, schedules and supporting data of i3’s lawyers with respect to whom i3 shall only be obligated to provide an invoice and estimate of such amounts. The parties shall negotiate in good faith to resolve any differences or disagreements they may have with respect to the Remaining Liabilities of the Estimated Closing Balance Sheet; provided, that Remaining Liabilities that are or have been invoiced, fixed or otherwise billed in full prior to the Mailing Date and reflected in the Estimated Closing Balance sheet shall not be subject to any differences or disagreement as to the amount of such Remaining Liabilities, but shall be treated as Remaining Liabilities in the amount so billed or invoiced, including the aggregate amount of i3’s legal and other professional fee invoices (including any estimates contained therein). If the parties are unable to resolve their differences regarding the other Remaining Liabilities or any liabilities not reflected on the Estimated Closing Balance Sheet or other amounts listed on Schedule 1.4(a) in a timely manner, the parties shall submit such items remaining in dispute for resolution to a special referee to be chosen by the parties within 20 trading days of the date hereof (the “Special Referee”). The Special Referee may only make a determination of any disputed amount within the range of the amount disputed by the parties. The Special Referee shall, within two trading days following such submission, make a determination of the aggregate amount of the accrual(s) of the disputed other Remaining Liabilities in accordance with GAAP and report to i3 and ACE*COMM upon such remaining disputed items. The determination of the Special Referee shall be final and binding on the parties hereto absent manifest error. Each party shall pay one-half of the fees and expenses and any other charges of the Special Referee. In acting under this Agreement, the Special Referee shall be entitled to the privileges and immunities of arbitrators under the rules of the American Arbitration Association. Three trading days prior to the Mailing Date, i3 shall deliver to ACE*COMM a certificate signed by the Chief Financial Officer of i3 certifying that, to his knowledge, the information contained in Section 3.2(a) hereof and the accompanying schedules thereto is true and correct in all respects as of the date thereof. The term “Transaction Event” shall mean any of the following actions, directly or indirectly, by ACE*COMM or any of its Subsidiaries:

                       (1)     engaging in discussions or negotiations with regard to a transaction;

                       (2)        entering into a letter of intent (preliminary or otherwise) or other agreement with respect to a transaction;

                       (3)      entering into a definitive agreement with respect to a transaction; or

                       (4)     consummating a transaction.

For purposes of this definition, a “transaction” shall mean any agreement, understanding or other arrangement to acquire any material equity interest in or a material amount of assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets.

             (c)      At the Effective Time, all of the shares of i3 Common Stock converted into the right to receive ACE*COMM Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of i3 Common Stock shall thereafter represent the right to receive (i) the number of whole shares of ACE*COMM Common Stock and (ii) cash in lieu of fractional shares of

ACE*COMM Common Stock into which the shares of i3 Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) hereof. Certificates previously representing shares of i3 Common Stock shall be exchanged for certificates representing whole shares of ACE*COMM Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, ACE*COMM should split or combine the ACE*COMM Common Stock, or pay a dividend or other distribution in the ACE*COMM Common Stock (including any dividend or distribution of securities convertible or exchangeable into ACE*COMM Common Stock), consolidate, reorganize or recapitalize, then the Exchange Ratio shall be appropriately adjusted to fully reflect such split, combination, dividend, distribution, consolidation, reorganization or recapitalization.

             (d)       At the Effective Time, all shares of i3 Common Stock that are owned by i3 as treasury stock and all shares of i3 Common Stock that are owned directly or indirectly by ACE*COMM or i3 or any of their respective Subsidiaries shall be canceled and shall cease to exist and no stock of ACE*COMM or other consideration shall be delivered in exchange therefor. All shares of ACE*COMM Common Stock that are owned by i3 or any of its Subsidiaries shall become treasury stock of ACE*COMM.

             (e)     Certificates for fractions of shares of ACE*COMM Common Stock will not be issued. In lieu of a fraction of a share of ACE*COMM Common Stock, each holder of i3 Common Stock otherwise entitled to a fraction of a share of ACE*COMM Common Stock (after aggregating all fractional shares of ACE*COMM Common Stock to be received by such holder) shall be entitled to receive an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) the fraction of a share of the ACE*COMM Common Stock to which such holder would otherwise be entitled, MULTIPLIED BY (ii) the Purchase Price Per Share. Following consummation of the Merger, no holder of i3 Common Stock shall be entitled to dividends or any other rights in respect of any such fraction. No holder of record of i3 Common Stock will receive cash in an amount equal to or greater than the value of one full share of ACE*COMM Common Stock.

             (f)     If any shares of i3 Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with i3, then the shares of ACE*COMM Common Stock issued in exchange for such shares of i3 Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of ACE*COMM Common Stock accordingly may be marked with appropriate legends. i3 shall take all action that may be necessary to ensure that, from and after the Effective Time, ACE*COMM is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      1.5     Conversion of Merger Sub Common Stock.

      Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

      1.6     Instruments.

      At the Effective Time, each option, warrant, right, agreement or instrument to purchase shares of i3 Common Stock (each, an “instrument”) which is outstanding and unexercised immediately prior thereto, whether or not vested, shall be converted automatically into a corresponding right to purchase shares of ACE*COMM Common Stock in an amount and at an exercise price determined as provided below:

(1) The number of shares of ACE*COMM Common Stock to be subject to the instrument immediately after the Effective Time shall be equal to the product of the number of shares of i3 Common Stock subject to the instrument immediately prior to the Effective Time, multiplied by the Exchange Ratio, provided, that any fractional shares of ACE*COMM Common Stock resulting from such multiplication shall be rounded to the nearest share; and

(2) The exercise price per share of ACE*COMM Common Stock under the instrument immediately after the Effective Time shall be equal to the exercise price per share of i3 Common Stock under the instrument immediately prior to Effective Time divided by the Exchange Ratio, provided, that such exercise price shall be rounded to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration, vesting schedule, exercisability and other terms of the instrument immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to i3 in the i3 Stock Plans (and the corresponding references in the option agreement documenting such option) or the instrument, as applicable, shall be deemed to be references to ACE*COMM. Except as set forth in Section 1.6 of the i3 Disclosure Schedule, vesting of stock options under the i3 Stock Plans shall not be accelerated as a result of the Merger. Continuous employment with i3 or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed i3 options after the Effective Time. It is intended that i3 options assumed by ACE*COMM shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as such prior to the Effective Time and the provisions of this Section 1.6 shall be applied consistently (including rounding where necessary) to preserve such treatment.

      1.7     Certificate of Incorporation.

      At the Effective Time, the Certificate of Incorporation of i3, as the Surviving Corporation, shall be amended to be the same form of Certificate of Incorporation as Merger Sub.

      1.8     By-Laws.

      At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

      1.9     Directors and Officers.

      At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

      1.10     Appraisal Rights.

      The parties do not believe that any appraisal rights provided by the DGCL (“Appraisal Rights”) are or shall be available to the stockholders of i3 in connection with the Merger. However, if at any time following the date hereof a contrary conclusion is reached, the parties intend to fully comply with the provisions of the DGCL relating thereto with respect to any shares of i3 Common Stock which are not voted in favor of the Merger and with respect to which a demand for appraisal shall have been properly made in the manner provided by the DGCL (“Appraisal Shares”).

ARTICLE II

EXCHANGE OF SHARES

      2.1     ACE*COMM to Make Shares Available.

      At or prior to the Effective Time, ACE*COMM shall deposit, or shall cause to be deposited, with ACE*COMM’s transfer agent, Mellon Investor Services LLC, or such other bank, trust company or transfer agent as ACE*COMM may select and is reasonably acceptable to i3 (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of ACE*COMM Common Stock, the cash in lieu of fractional shares and any dividends or distributions pursuant to Section 2.2(b) (such cash, dividends and certificates for shares of ACE*COMM Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of i3 Common Stock.

      2.2     Exchange of Shares.

             (a)      As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of ACE*COMM Common Stock, the cash in lieu of fractional shares into which the shares of i3 Common Stock represented by such Certificate or Certificates shall have been converted and any dividends or distributions pursuant to Section 2.2(b). Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of ACE*COMM Common Stock to which such holder of i3 Common Stock shall have become entitled pursuant to the provisions of Article I hereof (with such legends as may be required), (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and (z) any dividends or distributions pursuant to Section 2.2(b), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

             (b)     No dividends or other distributions declared after the Effective Time with respect to ACE*COMM Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ACE*COMM Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of ACE*COMM Common Stock into which such i3 Common Stock shall have been converted.

             (c)       If any certificate representing shares of ACE*COMM Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ACE*COMM Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

             (d)     After the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of i3 of the shares of i3 Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of ACE*COMM Common Stock as provided in this Article II.

             (e)      Any portion of the Exchange Fund that remains unclaimed by the stockholders of i3 for six months after the Effective Time may be returned to ACE*COMM. Any stockholders of i3 who have not complied with this Article II prior to such return shall thereafter look only to ACE*COMM for payment of their shares of ACE*COMM Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on ACE*COMM Common Stock deliverable in respect of each share of i3 Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of ACE*COMM, i3, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of i3 Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (f)        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ACE*COMM, the posting by such person of a bond in such amount as ACE*COMM may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of ACE*COMM Common Stock, cash in lieu of fractional shares deliverable in respect thereof and any dividends or distributions pursuant to Section 2.2(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF i3

      i3 hereby makes the following representations and warranties to ACE*COMM and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the i3 Disclosure Schedule as of the date hereof (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), each of which is being relied upon by ACE*COMM and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of i3 referenced below or otherwise required pursuant to this Agreement are referred to herein as the “i3 Disclosure Schedule.”

      3.1     Corporate Organization.

             (a)     i3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. i3 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on i3. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of i3, copies of which have previously been made available to ACE*COMM, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (b)       Section 3.1(b) of the i3 Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of i3 and their respective jurisdictions of incorporation or organization as of the date of this Agreement. Each Subsidiary of i3 (each, an “i3 Subsidiary”) has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on i3. The constituent and other corporate governance documents of each i3 Subsidiary, copies of which have previously been made available to ACE*COMM, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (c)       Neither i3 nor any i3 Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”) under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. Neither i3 nor any i3 Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

      3.2     Capitalization.

             (a)          The authorized capital stock of i3 consists of 75,000,000 shares of i3 Common Stock and 50,000 shares of preferred stock, $0.01 par value per share (the “i3 Preferred Stock”). As of the date hereof, there are (x) 24,820,640 shares of i3 Common Stock issued and outstanding and 4,704,650 shares of i3 Common Stock held in i3’s treasury, (y) 3,024,062 shares of i3 Common Stock reserved for issuance pursuant to the i3 Stock Plans (of which options for 644,708 shares are currently outstanding), and (z) no shares of i3

Preferred Stock issued or outstanding, held in i3’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. Upon consummation of the Merger, (A) the shares of ACE*COMM Common Stock issued in exchange for any shares of i3 Common Stock that are subject to a Contract pursuant to which i3 has the right to repurchase, redeem or otherwise reacquire any shares of i3 Common Stock will, without any further act of ACE*COMM, i3 or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) ACE*COMM will automatically succeed to and become entitled to exercise i3’s rights and remedies under any such Contract. All of the issued and outstanding shares of i3 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth above and as disclosed in Section 3.2 of the i3 Disclosure Schedule, i3 does not have and is not bound by any instruments representing the right to purchase or otherwise receive any shares of i3 Common Stock or any other equity security of i3. The names of the instrument holders, the grant date, the number of shares subject to each such instrument, the expiration date and provisions for termination prior to expiration of each such instrument, and the price at which each such instrument may be exercised are set forth in Section 3.2(a) of the i3 Disclosure Schedule. Except as disclosed in Section 3.2 of the i3 Disclosure Schedule, since March 31, 2003, i3 has not issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

             (b)     Except as set forth in Sections 3.1(b) or 3.2(b) of the i3 Disclosure Schedule, i3 owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all material liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No i3 Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      3.3     Authority; No Violation.

             (a)      i3 has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of i3 Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of i3. The Board of Directors of i3 has declared this Agreement advisable and directed that this Agreement and the transactions contemplated hereby be submitted to i3’s stockholders for approval at a special meeting of such stockholders and, except for the adoption of this Agreement by the holders of a majority of the outstanding shares of i3 Common Stock, no other corporate proceedings on the part of i3 (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by i3 and (assuming due authorization, execution and delivery by ACE*COMM and Merger Sub of this Agreement) constitutes a valid and binding obligation of i3, enforceable against i3 in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

             (b)     None of the execution and delivery of this Agreement by i3, the consummation by i3 of the transactions contemplated hereby, or compliance by i3 with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of i3, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to i3 or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of i3 under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which i3 is a party, or by which it or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on i3.

      3.4     Consents and Approvals.

      Except for (i) the effectiveness of the Registration Statement (as defined in Section 6.1(a)), and the filing of the joint proxy statement/prospectus to be used in soliciting the approval of i3’s and ACE*COMM’s stockholders at special meetings to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement/ Prospectus”), (ii) the approval of this Agreement by the requisite vote of the stockholders of i3, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or antitrust laws, and (v) such filings and approvals as may be set forth in Section 3.4 of the i3 Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by i3 of this Agreement, and (2) the consummation by i3 of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on i3 or the Surviving Corporation.

      3.5       Financial Statements; Exchange Act Filings; Books and Records.

      i3 has previously made available to ACE*COMM true, correct and complete copies of the consolidated balance sheets of i3 and its Subsidiaries as of December 31 for fiscal year 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for fiscal year 2002, as reported in i3’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to i3, and the interim financial statements of i3 as of and for the three and six months ended June 30, 2002 and 2003, as included in i3’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 as filed with the SEC. The financial statements referred to in this Section 3.5 (including the related notes, where applicable) present fairly, in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of i3 and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. i3’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and i3 has previously made available to ACE*COMM true, correct and complete copies of such reports. The books and records of i3 and the i3 Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. i3 has properly accrued for in the financial statements referred to in this Section 3.5 or paid all severance payments, stay bonuses or other termination payments to be paid by it or any of the i3 Subsidiaries to any current or former employee, director or consultant.

      3.6     Broker’s Fees.

      Neither i3 nor any i3 Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that i3 has engaged, and will pay a fee or commission to (a) Kaufman Bros., L.P. (“Kaufman Bros.”) in accordance with the terms of a letter agreement between Kaufman Bros. and i3, dated October 31, 2002, as amended on April 28, 2003, a true, complete and correct copy of which has been provided to ACE*COMM and (b) Caymus Partners, LLC (“Caymus”) in accordance with the terms of a letter agreement between Caymus and i3, dated September 4, 2003, a true and complete and correct copy of which has been provided to ACE*COMM.

      3.7     Absence of Certain Changes or Events.

             (a)      Except as disclosed in i3’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2003, or any other report filed since March 31, 2003 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, since March 31, 2003 (i) neither i3 nor any i3 Subsidiary has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their businesses consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on i3.

             (b)       Since March 31, 2003, i3 and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices; provided, however, that i3 has previously terminated the active operation of its business and currently has no significant business operation.

      3.8     Legal Proceedings.

      Except as set forth in Section 3.8 of the i3 Disclosure Schedule or as set forth or reflected in reasonable detail in the financial statements referred to in Section 3.5, neither i3 nor any of its Subsidiaries is a party to any, and there are no pending or, to i3’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against i3 or any of its Subsidiaries that could reasonably be determined to result in individual or aggregate payments by i3 in excess of $100,000. Notwithstanding anything to the contrary contained herein and subject to Section 6.13, i3 may supplement or amend Section 3.8 of the i3 Disclosure Schedule at any time up to five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet, and thereafter with the written agreement of ACE*COMM. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon i3, any of its Subsidiaries or the assets of i3 or any of its Subsidiaries. As of the date hereof, to the knowledge of i3, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of i3 to seek indemnification from i3.

      3.9     Taxes and Tax Returns.

             (a)     For purposes of this Section 3.9, i3 shall include i3, each i3 Subsidiary and each other affiliated or related corporation or entity if i3 or any i3 Subsidiary has or could have any material liability for the Taxes of such corporation or entity. Except as set forth on Section 3.9 of the i3 Disclosure Schedule, since December 31, 1996, i3 has (i) timely filed all material Tax Returns required to be filed by it (all such returns being correct and complete in all material respects) and duly and timely paid all material Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any material Tax Return or the payment of any material Tax; (ii) received no written notice of, nor does i3 have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any Governmental Entity; (iii) no knowledge of any audits pending and there are no outstanding agreements or waivers by i3 that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. Except as set forth on Section 3.9 of the i3 Disclosure Schedule, the Tax Returns of i3 have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of i3 that arose in connection with any failure (or alleged failure) to pay any material Tax when due. i3 has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper federal, state, local, or foreign authority within the time required under applicable Laws. The provision for Taxes of i3, if any, shown in the most recent financial statements referred to in

Section 3.5 (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is adequate for Taxes due or accrued as of the date hereof.

             (b)     For purposes of this Agreement:

             “Tax” means any federal, state, local or foreign tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, payroll tax, gross receipts tax, employment tax, excise tax, license tax, severance tax, stamp tax, windfall profits tax, unemployment tax, transfer tax, registration tax, alternative or add-on minimum tax, estimated tax, estate tax, or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

             “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Laws, regulation or other legal requirement relating to any Tax.

      3.10     Employee Plans.

      For purposes of this Section 3.10, i3 shall include each of its Subsidiaries and any other entity that together with i3 would be deemed a “single employer” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (determined without regard to whether such entity conducts business in the United States). Section 3.10 of the i3 Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of § 3(3) of ERISA) (“ERISA Plan”) and each other plan, arrangement or agreement providing benefits to the current or former employees of i3 that as of the date of this Agreement i3 maintains, to which i3 contributes or under which i3 has any liability, or within the last six years that i3 has maintained, to which i3 has contributed or under which i3 has had any liability (collectively, the “i3 Plans”). Each i3 Plan that is an ERISA Plan is referred to as a “i3 ERISA Plan.” No i3 ERISA Plan is subject to title IV of ERISA. No i3 ERISA Plan is a “multiemployer pension plan,” as such term is defined in ERISA and no other i3 Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor. Each of the i3 Plans has been operated and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, in the case of each i3 ERISA Plan, ERISA and the Code and each of the i3 ERISA Plans intended to be “qualified” within the meaning of Section 401 of the Code is so qualified and i3 has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect.

      3.11     Certain Contracts.

             (a)     Except as set forth in Section 3.11(a)(i) to the i3 Disclosure Schedule, neither i3 nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ACE*COMM, i3, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) relating to the disposition or acquisition by i3 or any of its Subsidiaries after the date of this Agreement of a material amount of assets. i3 has previously made available to ACE*COMM true, correct and complete copies of all employment, consulting and deferred compensation agreements to which i3 or any of its Subsidiaries is a party. Section 3.11 of the i3 Disclosure Schedule lists each material contract of i3 (as such term is defined in Item 601(b)(10) of Regulation S-K). Each contract, arrangement or commitment of the type described in this Section 3.11(a) is referred to herein as an “i3 Contract,” and, except as set forth on Section 3.11(a)(ii) of the i3 Disclosure Schedule, neither i3 nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities have any knowledge of, any violation of any i3 Contract.

             (b)      (i) Except as set forth in Section 3.11(b) of the i3 Disclosure Schedule, each i3 Contract is valid and binding and in full force and effect as to the obligations of i3 thereunder, and, to the knowledge of i3, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) i3 and each of its Subsidiaries has, and, to the knowledge of i3, each third party has, in all material respects performed all obligations required to be performed by it to date under each i3 Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of i3 or any of its Subsidiaries under any such i3 Contract or, to the knowledge of i3, any third party thereto.

      3.12     Anti-Takeover Laws and Provisions.

      i3 has taken all actions reasonably necessary to prevent any Takeover Laws (as defined in Section 9.13) from applying to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. To i3’s knowledge, no Takeover Laws are applicable to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. Except as set forth in Section 3.12 of the i3 Disclosure Schedule, the chartering documents of i3 do not contain any anti-takeover provisions which may apply to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement or the transactions contemplated hereby.

      3.13     Environmental Matters.

      Each of i3 and the i3 Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, Laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. To i3’s knowledge, during the period of i3’s or any i3 Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property. The term “Hazardous Materials” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

      3.14     Properties and Assets.

      Except for (a) items reflected in i3’s consolidated financial statements as of June 30, 2003 referred to in Section 3.5 hereof, (b) exceptions to title that do not interfere materially with i3’s or any i3 Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, and properly reserved against (and reflected on the financial statements referred to in Section 3.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since March 31, 2003, and (e) items listed in Section 3.14 of the i3 Disclosure Schedule, i3 and each i3 Subsidiary have good and, as to owned real property, marketable and insurable title to all their material properties and assets, reflected in the consolidated financial statements of i3 as of June 30, 2003, free and clear of all material liens, claims, charges and other encumbrances.

      3.15     Compliance with Applicable Laws.

      i3 and each i3 Subsidiary has complied with all Laws applicable to it or to the operation of its business, except where the failure to comply would not have a Material Adverse Effect on i3. Neither i3 nor any i3

Subsidiary has received any written notice, or, to i3’s knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

      3.16     Affiliates.

      Each Person listed at Section 3.16 of the i3 Disclosure Schedule, which list includes each director and executive officer of i3, has delivered to ACE*COMM, concurrently with the execution of this Agreement, an executed i3 Affiliate Agreement.

      3.17     Disclosure.

      None of the information supplied or to be supplied by or on behalf of i3 for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by i3 with respect to statements made or incorporated by reference therein about ACE*COMM or Merger Sub supplied by ACE*COMM for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of i3 for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the time the Proxy Statement/ Prospectus is mailed to the stockholders of i3 or ACE*COMM, at the time of the i3 Special Meeting (as defined in Section 6.3(a)) or the ACE*COMM Special Meeting (as defined in 6.3(b)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by i3 with respect to statements made or incorporated by reference therein about ACE*COMM or Merger Sub supplied by ACE*COMM for inclusion or incorporation by reference in the Proxy Statement/ Prospectus.

      3.18     Fairness Opinion.

      i3 has received an opinion from Caymus Partners to the effect that, in its opinion, the consideration to be paid to the stockholders of i3 hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”) as of the date of the Fairness Opinion, and Caymus Partners has consented to the inclusion of the Fairness Opinion in the Registration Statement.

      3.19     Intellectual Property.

      Except as set forth at Section 3.19 of the i3 Disclosure Schedule, to i3’s knowledge, the Intellectual Property (as defined in Section 9.13) does not infringe the intellectual property rights of any Person. There are no ongoing maintenance obligations with respect to any of i3’s Intellectual Property. i3 has not granted any license, authorization or permission to any Person to use any Intellectual Property.

      3.20     Absence of Liabilities.

      Except as set forth or reflected in reasonable detail in the numbers in the financial statements referred to in Section 3.5 or as set forth at Section 3.20 of the i3 Disclosure Schedule, the Company has no liabilities, commitments or contingencies (including any pending or threatened claims, actions or legal proceedings of any amount) that could reasonably be expected to result in payments by i3 which are, individually or in the aggregate, in excess of $100,000. Notwithstanding anything to the contrary contained herein and subject to Section 6.13, i3 may supplement or amend Section 3.20 of the i3 Disclosure Schedule at any time up to five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet, and thereafter with the written agreement of ACE*COMM.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACE*COMM

      ACE*COMM hereby makes the following representations and warranties to i3 as set forth in this Article IV, subject to the exceptions disclosed in writing in the ACE*COMM Disclosure Schedule as of the date hereof (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), each of which is being relied upon by i3 as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of ACE*COMM referenced below or otherwise required of ACE*COMM pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “ACE*COMM Disclosure Schedule.”

      4.1     Corporate Organization.

             (a)        ACE*COMM is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. ACE*COMM has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ACE*COMM. The Amended and Restated Certificate of Incorporation and Amended Bylaws of ACE*COMM, copies of which have previously been made available to i3, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (b)       Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 4.1(b) of the ACE*COMM Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of ACE*COMM and their respective jurisdictions of incorporation or organization as of the date of this Agreement. Each Subsidiary of ACE*COMM (each, an “ACE*COMM Subsidiary”) has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ACE*COMM. The constituent and other corporate governance documents of each ACE*COMM Subsidiary, copies of which have previously been made available to i3, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (c)      Neither ACE*COMM nor any ACE*COMM Subsidiary has agreed or is obligated to make, or is bound by any Contract under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. Neither ACE*COMM nor any ACE*COMM Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

      4.2     Capitalization.

             (a)      The authorized capital stock of ACE*COMM consists of 45,000,000 shares of ACE*COMM Common Stock, and 5,000,000 shares of preferred stock, par value $.01 per share (“ACE*COMM Preferred Stock”). As of June 30, 2003, there were (x) 9,807,440 shares of ACE*COMM Common Stock issued and outstanding and no shares of i3 Common Stock held in ACE*COMM’s treasury, (y) 2,731,356 shares of ACE*COMM Common Stock reserved for issuance pursuant to ACE*COMM’s stock option and stock purchase plans (of which options for 1,605,894 shares are currently outstanding), and (z) no shares of ACE*COMM Preferred Stock issued or outstanding, held in i3’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of ACE*COMM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the shares of ACE*COMM Common Stock to be issued in the Merger will be duly authorized, validly issued, and fully paid, nonassessable and free of preemptive rights, liens, claims, rights of first refusal, charges and other encumbrances of any nature whatsoever, with no personal liability attaching to the ownership thereof. Except as set forth above, ACE*COMM does not have and is not bound by any instruments representing the right to purchase or otherwise receive any shares of ACE*COMM Common Stock or any other equity security of ACE*COMM. Except as disclosed in Section 4.2(a) of the ACE*COMM Disclosure Schedule, since June 30, 2002, ACE*COMM has not issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

             (b)       Except as set forth at Section 4.2(b) of the ACE*COMM Disclosure Schedule, ACE*COMM owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the ACE*COMM Subsidiaries, free and clear of all material liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No ACE*COMM Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Each of ACE*COMM Holdings I, Inc. and ACE*COMM Holdings II, Inc. are direct, wholly owned subsidiaries of ACE*COMM; ACE*COMM Holdings III, Inc. is a direct, wholly owned subsidiary of ACE*COMM Holdings I, Inc. and ACE*COMM Holdings II, Inc.; and Merger Sub is a direct, wholly owned subsidiary of ACE*COMM Holdings III, Inc.

      4.3     Authority; No Violation.

             (a)     ACE*COMM has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy at which the issuance of the shares of ACE*COMM Common Stock in the Merger contemplated hereby (the “ACE*COMM Issuance”) is considered, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ACE*COMM. The Board of Directors of ACE*COMM has declared the ACE*COMM Issuance and this Agreement advisable and directed that the ACE*COMM Issuance and this Agreement be submitted to ACE*COMM’s stockholders for approval at a special meeting of such stockholders and, except for the approval of such matters by the holders of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy, no other corporate proceedings on the part of ACE*COMM (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACE*COMM and (assuming due authorization, execution and delivery by i3) constitutes a valid and binding obligation of ACE*COMM, enforceable against ACE*COMM in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

             (b)      Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of and sole stockholder Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by i3) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. All of the outstanding shares of Merger Sub common stock, par value $.01 per share, have been duly authorized, validly issued and are fully paid and non-assessable and are owned by ACE*COMM. Merger Sub was formed for the purpose of consummating the Merger and has no material liabilities or operations.

             (c)     Neither the execution and delivery of this Agreement by ACE*COMM or Merger Sub nor the consummation by ACE*COMM or Merger Sub of the transactions contemplated hereby, nor compliance by ACE*COMM or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of (x) the Amended and Restated Certificate of Incorporation or Amended Bylaws of ACE*COMM or (y) the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to ACE*COMM or Merger Sub or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of ACE*COMM or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ACE*COMM or Merger Sub is a party, or by which ACE*COMM or Merger Sub or any of their properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on ACE*COMM.

      4.4     Consents and Approvals.

      Except for (i) the effectiveness of the Registration Statement and the filing of the Proxy Statement/ Prospectus, (ii) the approval of this Agreement and the ACE*COMM Issuance of by the requisite vote of the stockholders of ACE*COMM, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or antitrust laws, (v) such filings and approvals as are required to be made or obtained with the Nasdaq Stock Market (or such other exchange as may be applicable) in connection with the issuance of the shares of ACE*COMM Common Stock pursuant to this Agreement, and (vi) such other consents and approvals as may be set forth in Section 4.4(a) of the ACE*COMM Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by ACE*COMM of this Agreement, and (2) the consummation by ACE*COMM of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on ACE*COMM or the Surviving Corporation.

      4.5        Financial Statements; Exchange Act Filings; Books and Records.

      ACE*COMM has previously made available to i3 true, correct and complete copies of the consolidated balance sheets of ACE*COMM and its Subsidiaries as of June 30 for fiscal years 2001 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for fiscal years 2000 through 2002, inclusive, as reported in ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, former independent public accountants with respect to ACE*COMM, and the interim financial statements of ACE*COMM as of and for the three and nine months ended March 31, 2003 and 2002, as included in ACE*COMM’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC. ACE*COMM has previously made available to i3 the audited consolidated balance sheet of ACE*COMM and its Subsidiaries as of June 30 for fiscal year 2003 and the related consolidated statement of operations, stockholders’ equity and cash flows for fiscal year 2003, accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to ACE*COMM; provided, that the financial statements for the fiscal year ended June 30, 2003 are subject to normal adjustment, the effect of which will not, individually or in the aggregate, be materially adverse when filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) present fairly, in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of

ACE*COMM and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and ACE*COMM has previously made available to i3 true, correct and complete copies of such reports. The books and records of ACE*COMM and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

      4.6     Broker’s Fees.

      Except as set forth in Section 4.6 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any ACE*COMM Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

      4.7     Absence of Certain Changes or Events.

             (a)          Except as disclosed in ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, or any other report filed since June 30, 2002, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, since June 30, 2002, (i) neither ACE*COMM nor any ACE*COMM Subsidiary has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their businesses consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on ACE*COMM.

             (b)            Since June 30, 2002, ACE*COMM and each ACE*COMM Subsidiary has carried on its respective businesses in the ordinary and usual course consistent with past practices.

      4.8     Legal Proceedings.

      Except as set forth in Section 4.8 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of its Subsidiaries is a party to any, and there are no pending or, to ACE*COMM’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ACE*COMM or any of its Subsidiaries. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon ACE*COMM, any of its Subsidiaries or the assets of ACE*COMM or any of its Subsidiaries. As of the date hereof, to the knowledge of ACE*COMM, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of ACE*COMM to seek indemnification from ACE*COMM.

      4.9     Taxes and Tax Returns.

      For purposes of this Section 4.9, ACE*COMM shall include ACE*COMM, each ACE*COMM Subsidiary and each other affiliated or related corporation or entity if ACE*COMM or any ACE*COMM Subsidiary has or could have any material liability for the Taxes of such corporation or entity. ACE*COMM has (i) timely filed all material Tax Returns required to be filed by it on or before the date hereof (all such returns being correct and complete in all material respects) and duly and timely paid all material Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any material Tax Return or the payment of any material Tax; (ii) received no written notice of, nor does ACE*COMM have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any Governmental Entity; (iii) no knowledge of any audits pending and there are no outstanding agreements or waivers by ACE*COMM that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. Except as set forth in Section 4.9 of the ACE*COMM Disclosure Schedule, since the inception of ACE*COMM, the Tax Returns of ACE*COMM have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of ACE*COMM that arose in connection with any failure (or alleged failure) to pay any material Tax when due. ACE*COMM has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper federal, state, local, or foreign authority within the time required under applicable Laws. The provision for Taxes of ACE*COMM, if any, shown in the most recent financial statements referred to in Section 4.5 (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is adequate for Taxes due or accrued as of the date hereof.

      4.10     Employee Plans.

      For purposes of this Section 4.10, ACE*COMM shall include each of its Subsidiaries and any other entity that together with ACE*COMM would be deemed a “single employer” for purposes of ERISA (determined without regard to whether such entity conducts business in the United States). Section 4.10 of the ACE*COMM Disclosure Schedule sets forth a true and complete list of each ERISA Plan and each other plan, arrangement or agreement providing benefits to the current or former employees of ACE*COMM that as of the date of this Agreement ACE*COMM maintains, to which ACE*COMM contributes or under which ACE*COMM has any liability, or within the last six years that ACE*COMM has maintained, to which ACE*COMM has contributed or under which ACE*COMM has had any liability (collectively, the “ACE*COMM Plans”). Each ACE*COMM Plan that is an ERISA Plan is referred to as a “ACE*COMM ERISA Plan.” No ACE*COMM ERISA Plan is subject to title IV of ERISA. No ACE*COMM ERISA Plan is a “multiemployer pension plan,” as such term is defined in ERISA and no other ACE*COMM Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor. Each of the ACE*COMM Plans has been operated and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, in the case of each ACE*COMM ERISA Plan, ERISA and the Code and each of the ACE*COMM ERISA Plans intended to be “qualified” within the meaning of Section 401 of the Code is so qualified and ACE*COMM has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect.

      4.11     Certain Contracts.

             (a)     Except as set forth at Section 4.11 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ACE*COMM, i3, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) relating to the disposition or acquisition by ACE*COMM or any of its Subsidiaries after the date of this Agreement of a material amount of assets. ACE*COMM has previously made available to i3 true, correct and complete copies of all employment, consulting and deferred compensation agreements to which ACE*COMM or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 4.11(a) is referred to herein as an “ACE*COMM Contract,” and neither ACE*COMM nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities have any knowledge of, any violation of any ACE*COMM Contract.

             (b)     (i) Each ACE*COMM Contract is valid and binding and in full force and effect as to the obligations of ACE*COMM thereunder, and, to the knowledge of ACE*COMM, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) ACE*COMM and each of its Subsidiaries has, and to the knowledge of ACE*COMM, each third party has, in all material respects performed all obligations required to be performed by it to date under each ACE*COMM Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ACE*COMM or any of its Subsidiaries under any such ACE*COMM Contract or, to the knowledge of ACE*COMM, any third party thereto.

      4.12     Takeover Laws.

      ACE*COMM has taken all actions reasonably necessary to prevent any Takeover Laws from applying to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. To ACE*COMM’s knowledge, no Takeover Laws are applicable to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. The chartering documents of ACE*COMM do not contain any anti-takeover provisions which may apply to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement or the transactions contemplated hereby.

      4.13     Environmental Matters.

      Each of ACE*COMM and the ACE*COMM Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. To ACE*COMM’s knowledge, during the period of ACE*COMM’s or any ACE*COMM Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

      4.14     Properties and Assets.

      Except for (a) items reflected in ACE*COMM’s consolidated financial statements as of June 30, 2002 referred to in Section 4.5 hereof, (b) exceptions to title that do not interfere materially with ACE*COMM’s or any ACE*COMM Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, and properly reserved against (and reflected on the financial statements referred to in Section 4.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since June 30, 2002, and (e) items listed in Section 4.14 of the ACE*COMM Disclosure Schedule, ACE*COMM and each ACE*COMM Subsidiary have good and, as to owned real property, marketable and insurable title to all their material properties and assets, reflected in the consolidated financial statements of ACE*COMM as of June 30, 2002, free and clear of all material liens, claims, charges and other encumbrances.

      4.15     Compliance with Applicable Laws.

      ACE*COMM and each ACE*COMM Subsidiary has complied with all Laws applicable to it or to the operation of its business, except where the failure to comply would not have a Material Adverse Effect on ACE*COMM. Neither ACE*COMM nor any ACE*COMM Subsidiary has received any written notice, or, to ACE*COMM’s knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

      4.16     Affiliates.

      Each Person listed at Section 4.16 of the ACE*COMM Disclosure Schedule, which list includes each director and executive officer of ACE*COMM, has delivered to i3, concurrently with the execution of this Agreement, an executed ACE*COMM Affiliate Agreement.

      4.17     Disclosure.

      None of the information supplied or to be supplied by or on behalf of ACE*COMM for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by ACE*COMM with respect to statements made or incorporated by reference therein about i3 supplied by i3 for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of ACE*COMM for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the time the Proxy Statement/ Prospectus is mailed to the stockholders of i3 or ACE*COMM, at the time of the i3 Special Meeting or the ACE*COMM Special Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by ACE*COMM with respect to statements made or incorporated by reference therein about i3 supplied by i3 for inclusion or incorporation by reference in the Proxy Statement/ Prospectus.

      4.18     Intellectual Property.

      ACE*COMM and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any Intellectual Property. ACE*COMM has no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of its business infringes any intellectual property rights of any third party.

      4.19     Key Employee.

      George T. Jimenez is currently serving as the Chairman of the Board, Chief Executive Officer, President and Treasurer of ACE*COMM. Joseph A. Chisholm is currently serving as the Chief Operating Officer of ACE*COMM. Steven R. Delmar is currently serving as the Chief Financial Officer of ACE*COMM. To the knowledge of ACE*COMM, none of Messrs. Jimenez, Chisholm, or Delmar is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement to which he is a party. None of Messrs. Jimenez, Chisholm or Delmar has informed ACE*COMM that he intends to terminate or limit his employment with, or services to, ACE*COMM or any of its Subsidiaries.

      4.20     Customer and Supplier Relationships.

      Neither ACE*COMM nor any of the ACE*COMM Subsidiaries has received notice, or has knowledge, of any material disputes with any of ACE*COMM’s major customers or suppliers. Except as set forth in Section 4.20 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of the ACE*COMM Subsidiaries has any knowledge that any major customer or supplier doing business with ACE*COMM or any ACE*COMM Subsidiary does not intend to do so in the future.

      4.21     Notes and Accounts Receivable.

      All notes and accounts receivable of ACE*COMM and its Subsidiaries are reflected properly on their books and records and are valid receivables in accordance with GAAP. The reserve for bad debts set forth on the face of the financial statements provided pursuant to Section 4.5 has been reflected in accordance with GAAP. The estimates and assumptions underlying the reserve have been made in good faith and in the reasonable financial judgment of ACE*COMM. Except as disclosed at Section 4.21 of the ACE*COMM Disclosure Schedule, the failure of the assumptions or estimates to happen as expected will not have a Material Adverse Effect on ACE*COMM.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1     Covenants of i3.

      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of ACE*COMM (such consent not to be unreasonably withheld or delayed), i3 and each i3 Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices, it being understood that i3 has previously terminated the active operation of its business and currently has no significant business operations. i3 agrees to operate its remaining business in accordance with existing budgets, if any, and to use its reasonable best efforts to conserve its cash resources. Without limiting the generality of the foregoing, and except as set forth in the i3 Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by ACE*COMM in writing, i3 shall not, and shall not permit any i3 Subsidiary to:

             (a)         declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

             (b)      (i) split, combine or reclassify any shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of i3 or any i3 Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of i3 or any i3 Subsidiary;

             (c)       issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any instruments to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of i3 Common Stock pursuant to instruments, stock options or similar rights to acquire i3 Common Stock granted prior to the date of this Agreement;

             (d)          amend its Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other similar governing documents;

             (e)     transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Intellectual Property other than in the ordinary course of business, or enter into grants to future patent rights, other than as may be required by applicable Laws; provided, that i3 may sell, transfer or license any Intellectual Property provided that such sale, transfer or license shall be without recourse to i3 or the Surviving Corporation and shall not create any continuing liability on the part of either i3 or the Surviving Corporation;

             (f)        make capital expenditures aggregating in excess of $50,000;

             (g)      enter into any new line of business or, except in the ordinary course of business, enter into any material contract (as defined in Item 601(b)(10) of Regulation S-K), or other contract requiring annual payments exceeding $50,000; provided, that i3 shall be able to modify, amend or transfer in any material respect, or terminate, any material contract to which i3 or any of its Subsidiaries is a party or waive, release, or assign any material rights thereunder in connection with reducing any liability or commitment under such material contracts;

             (h)     acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets;

             (i)      take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or that is in violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws;

             (j)     change its methods of accounting in effect at June 30, 2003 except as required by changes in GAAP;

             (k)     (i) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any i3 Plan or any agreement, arrangement, plan or policy between i3 or any i3 Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) hire any new employee, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote any employee, or (vii) pay any retention or other bonuses to any employees;

             (l)        incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

             (m)      relocate, open or close (other than closing i3’s office located in Stamford, CT) any office; provided, that i3 may relocate or open a new office in connection with the closing of the Stamford, CT office, so long as any such lease therefor or liabilities or commitments relating thereto shall not extend beyond the Closing Date;

             (n)     make any equity investment or commitment to make such an investment in any entity or real estate;

             (o)      make any investment outside of the ordinary course and inconsistent with past practices;

             (p)     sell, purchase, lease or sublease (other than subleasing i3’s office located in Stamford, CT) any real property; provided, that i3 may sell any leasehold improvements provided that such sale shall be without recourse to i3 or the Surviving Corporation and shall not create any continuing liability on the part of either i3 or the Surviving Corporation;

             (q)      waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any instruments, options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; or

             (r)     agree or commit to do any of the actions set forth in (a) - (q) above.

The consent of ACE*COMM to any action by i3 or any i3 Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chief Executive Officer of ACE*COMM.

      5.2     Covenants of ACE*COMM.

             During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with i3’s prior written consent (such consent not to be unreasonably withheld or delayed), ACE*COMM shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

             (i) take any action that would materially adversely affect ACE*COMM’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or materially delay consummation of the transaction contemplated by this Agreement;

             (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws;

             (iii) amend its Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other similar governing documents in any manner which is materially adverse to any of its stockholders or any of the stockholders of i3;

             (iv) materially alter ACE*COMM’s and its Subsidiaries existing lines of businesses;

             (v) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than in the ordinary course of business consistent with past practice;

             (vi) issue, deliver or sell or propose to issue, deliver or sell any equity securities of ACE*COMM which are senior to the ACE*COMM Common Stock;

             (vii) incur any indebtedness for borrowed money in excess of $1,000,000; provided, however, that ACE*COMM may (1) incur indebtedness pursuant to that certain Loan and Security Agreement between ACE*COMM and Silicon Valley Bank, dated July 2, 2002, as amended (the “Loan Agreement”), (2) refinance the Loan Agreement on substantially the same terms and conditions (without increasing the maximum principal amount), and (3) incur vendor-related financing indebtedness in connection with ACE*COMM’s current line of business; or

             (viii) agree or commit to do any of the actions set forth in (i) - (vii) above.

The consent of i3 to any action by ACE*COMM or any ACE*COMM Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chairman or Chief Financial Officer of i3. ACE*COMM agrees to consult with i3 prior to acquiring or agreeing to acquire any material equity interest in or a material amount of assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets, and to use reasonable efforts to resolve any disagreements with i3 (including, if appropriate, obtaining an opinion from an expert who is mutually agreeable to ACE*COMM and i3) regarding the likelihood of such acquisition to materially delay consummation of the transaction contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1               Stockholder Approval; Other Government Consents.

             (a)        Upon the execution and delivery of this Agreement, ACE*COMM and i3 (as to information to be included therein pertaining to i3) shall jointly promptly cause to be prepared and filed with the SEC a registration statement of ACE*COMM on Form S-4, including the Proxy Statement/ Prospectus (the “Registration Statement”) for the purpose of registering the ACE*COMM Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement, the Merger and the issuance of the ACE*COMM Common Stock in connection therewith by the stockholders of i3 and ACE*COMM. ACE*COMM and i3 shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall each promptly notify the other upon the receipt of any comments from the SEC or its staff, or any other governmental officials, supply each other with all such correspondence with any Governmental Entity other than confidential information, and cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation of reference) to the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to ACE*COMM or i3 is discovered by such party which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/ Prospectus (including any change in the Fairness Opinion), such party shall promptly inform the other, and shall furnish all necessary information relating to such event whereupon ACE*COMM shall promptly cause an appropriate amendment to the Registration Statement or supplement to the Proxy Statement/ Prospectus to be filed with the SEC. Upon the effectiveness of such amendment or supplement, the parties (if prior to the meetings of stockholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to their stockholders entitled to vote at such meetings. ACE*COMM shall also use reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each party shall furnish all information as may be reasonably requested by the other in connection with any such action. ACE*COMM, in reasonable consultation with i3, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/ Prospectus.

             (b)      The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). i3 and ACE*COMM shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to i3 or ACE*COMM and Merger Sub, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

      6.2     Access to Information.

             (a)       Upon reasonable notice and subject to applicable Laws relating to the exchange of information, i3 shall provide to the officers, employees, accountants, counsel and other representatives of ACE*COMM and Merger Sub, access, during normal business hours during the period prior to the Effective Time, to such information regarding i3 as ACE*COMM may reasonably request (except as to information which is confidential or competitively sensitive (“Confidential Matters”)). ACE*COMM will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement between the parties, dated May 30, 2003 (the “Confidentiality Agreement”). The parties agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

             (b)      Upon reasonable notice and subject to applicable Laws relating to the exchange of information, ACE*COMM shall, and shall cause Merger Sub to, provide to the officers, employees, accountants, counsel and other representatives of i3, access, during normal business hours during the period prior to the Effective Time, to such information regarding ACE*COMM as i3 shall reasonably request (except as to Confidential Matters). i3 will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

             (c)       No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

             (d)      Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

      6.3     Stockholder Meetings.

             (a)       i3 shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the “i3 Special Meeting”). The Board of Directors of i3 shall recommend to i3’s stockholders approval of this Agreement, and the transactions contemplated hereby, including the Merger, together with any matters incident thereto (the “Recommendation”). Once the i3 Special Meeting has been called and noticed, i3 shall not postpone or adjourn the i3 Special Meeting without the consent of ACE*COMM. Subject to i3’s right, pursuant to Section 6.5, to withdraw or modify the Recommendation, i3 shall include in the notice of meeting a copy of the Recommendation. Notwithstanding the foregoing, i3 shall submit this Agreement for approval to i3’s stockholders whether or not the Board of Directors of i3 determines in accordance with Section 6.5 after the date hereof that this Agreement and the transactions contemplated herein are no longer advisable and recommends that the stockholders of i3 reject it. Subject to the provisions of Section 6.5, i3 shall use its reasonable best efforts to obtain from the stockholders of i3 the approval of this Agreement, and the transactions contemplated hereby, including the Merger, and shall take all other actions necessary or advisable to secure such approval. i3 shall notify ACE*COMM in writing whether such approval was obtained as promptly as practicable after i3 makes such determination.

             (b)      ACE*COMM shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of approving the ACE*COMM Issuance (the “ACE*COMM Special Meeting”). The Board of Directors of ACE*COMM shall recommend to ACE*COMM’s stockholders approval of the ACE*COMM Issuance. Once the ACE*COMM Special Meeting has been called and noticed, ACE*COMM shall not postpone or adjourn the ACE*COMM Special Meeting without the consent of i3. ACE*COMM shall use its reasonable best efforts to obtain from the stockholders of ACE*COMM the approval of the ACE*COMM Issuance and shall take all other actions necessary or advisable to secure such approval. ACE*COMM shall notify i3 in writing whether such approval was obtained as promptly as practicable after ACE*COMM Issuance makes such determination.

             (c)        i3 and ACE*COMM will coordinate and cooperate with respect to the timing of, calling, mailing notice and convening the i3 Special Meeting and the ACE*COMM Special Meeting.

      6.4     Board of Directors.

      Promptly following the Effective Time, the Board of Directors of ACE*COMM will take all actions necessary in order to appoint to ACE*COMM’s Board of Directors two individuals nominated by i3 at least 10 days prior to the Effective Time; provided, however, that such individuals shall be reasonably acceptable to ACE*COMM and ACE*COMM shall have no obligation to invite such individuals to serve on ACE*COMM’s Board of Directors if they are not members in good standing of i3’s Board of Directors immediately prior to the Effective Time.

      6.5     Exclusivity.

             (a)       Neither i3 nor any of its Subsidiaries or affiliates shall (and i3 shall cause the officers, directors, employees, representatives and agents of i3, each of its Subsidiaries and each affiliate of i3, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than

ACE*COMM and its affiliates and representatives) concerning any Acquisition Proposal (as defined below); except that nothing contained in this Section shall prohibit i3 from making such disclosure to i3’s stockholders as, in the good faith judgment of the Board of Directors of i3, after consultation with its outside counsel, is required under applicable Laws. Upon execution of this Agreement, i3 will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Closing, i3 may furnish information concerning its business, properties or assets to any other Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if such Person has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of i3 relating to any such transaction which the Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (as defined below); provided, that a Person whom submits an unsolicited bona fide written proposal after the date of this Agreement and who was previously contacted by i3 or Kaufman Bros. or who previously contacted i3, in each case prior to the date of this Agreement, shall be deemed to have been made on an unsolicited basis if there is or was further solicitation of such Person after August 4, 2003. i3 shall promptly, but in any event within two trading days, notify ACE*COMM of the existence of any proposal, discussion, negotiation or inquiry received by i3 or its agents, and i3 shall promptly, but in any event within two trading days, communicate to ACE*COMM the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to ACE*COMM copies of any written materials received by i3 or its agents in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. i3 shall promptly provide to ACE*COMM any non-public information concerning i3 provided to any other party which was not previously provided to ACE*COMM.

             (b)      Except as set forth below in this Section, the Board of Directors of i3 shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ACE*COMM, the Recommendation or the approval by the Board of Directors of this Agreement and the transactions contemplated herein, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal other than a confidentiality agreement required by Section 6.5(a). Notwithstanding the foregoing, the Board of Directors of i3 may withdraw or modify its Recommendation or approval of this Agreement and the transaction contemplated herein, approve or recommend a Superior Proposal (as defined below), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth trading day following ACE*COMM’s receipt of written notice from i3 advising ACE*COMM that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the Person making such Superior Proposal.

             (c)            As used herein, the term “Acquisition Proposal” shall mean any proposal or offer to acquire at least 50% of the i3 Common Stock then outstanding (or of the surviving entity in a merger) or substantially all of the assets, business or properties of i3 (whether by way of merger, purchase of capital stock, purchase of assets or otherwise). The term “Superior Proposal” shall mean an Acquisition Proposal which the Board of Directors of i3 determines in good faith (after consulting with its outside counsel and its financial adviser(s)) to be (A) more favorable to i3’s stockholders from a financial point of view than the transactions contemplated by this Agreement, and (B) required to be pursued in order to fulfill the Board of Directors’ fiduciary duties under applicable Laws, in both cases, taking into account the likelihood that such Acquisition Proposal will be consummated and other factors the Board of Directors deems to be relevant.

      6.6     Employees and i3 Plans.

      ACE*COMM will have no obligation to retain any employee or group of employees of i3 following the Effective Time. ACE*COMM shall assume all of the i3 Plans and all of the i3 Stock Plans.

      6.7     Insurance and Indemnification.

             (a)          ACE*COMM shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, consultants and employees of i3 and its Subsidiaries (in all of their capacities) (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by i3 pursuant to the Amended and Restated Certificate of Incorporation and the Amended Bylaws of i3 and indemnification agreements, if any, in existence on the date hereof with any directors, officers, consultants and employees of i3 and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in each of ACE*COMM’s (or any successor’s) and the Surviving Corporation’s (or any successor’s) respective certificate or articles of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, consultants, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Certificate of Incorporation and Amended Bylaws of i3.

             (b)      Prior to the Closing, i3 shall procure a directors’ and officers’ liability insurance policy of substantially the same coverage and in amounts greater than or equal to $10,000,000 or otherwise reasonably acceptable to ACE*COMM containing terms and conditions which are generally not less advantageous than i3’s current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

             (c)        In the event ACE*COMM or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ACE*COMM assume the obligations set forth in this section.

             (d)     The provisions of this Section 6.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.8     Additional Agreements.

      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and ACE*COMM’s and i3’s Subsidiaries shall take all such necessary action as may be reasonably requested by either party. ACE*COMM shall cause Merger Sub to perform all of its obligations under this Agreement and the transactions contemplated hereby.

      6.9     Advice of Changes.

      ACE*COMM and i3 shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a breach of any of its representations, warranties or covenants contained herein; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      6.10     Accountants’ Cooperation.

             (a)         i3 shall use reasonable best efforts to cause PricewaterhouseCoopers LLP to cooperate with the parties in connection with the filing of the Registration Statement and any other securities documents that may be filed by the parties in connection with the transactions contemplated hereby, including, but not limited to, the issuance by PricewaterhouseCoopers LLP of any consents or approvals, and to agree to issue consents in the future with regard to i3’s financial statements or information to be included in ACE*COMM’s SEC filings.

             (b)       ACE*COMM shall use reasonable best efforts to cause Ernst & Young LLP and Grant Thornton LLP to cooperate with the parties in connection with the filing of the Registration Statement and any other securities documents that may be filed by the parties in connection with the transactions contemplated hereby, including, but not limited to, the issuance by Ernst & Young and Grant Thornton of any consents or approvals, and to agree to issue consents in the future with regard to ACE*COMM’s financial statements or information to be included in i3’s SEC filings.

      6.11     Listing of Additional Shares.

      Prior to the Effective Time, ACE*COMM shall use its reasonable best efforts to cause the outstanding shares of ACE*COMM Common Stock to be issued in connection with the Merger to be included for quotation on the Nasdaq Small Cap Market under the trading symbol “ACEC,” subject to official notice of issuance, as of or prior to the Effective Time.

      6.12     Termination of Agreement.

      i3 shall use its good faith efforts to negotiate a reasonable proposal enabling it to terminate that certain agreement disclosed at Section 6.12 of the i3 Disclosure Schedule and obtain a release from the parties defined as the Sellers therein prior to the sixth trading day preceding the Mailing Date.

      6.13     Update to i3 Disclosure

      i3 shall supplement or amend Section 3.8 and Section 3.20 of the i3 Disclosure Schedule five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet.

ARTICLE VII

CONDITIONS PRECEDENT

      7.1      Conditions to Each Party’s Obligation To Effect the Merger.

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a)     Stockholder Approvals.

             This Agreement and the Merger shall have been approved and adopted at the i3 Special Meeting by the vote of the holders of a majority of the outstanding shares of i3 Common Stock entitled to vote thereon, or such greater vote as is necessary for approval thereof. The ACE*COMM Issuance shall have been approved by the holders of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy, or such greater vote as is necessary for approval thereof.

             (b)     Registration Statement.

             The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

             (c)                 No Injunctions or Restraints; Illegality.

             No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect (each, an “Injunction”). No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. All regulatory or governmental approvals required to be obtained prior to the Merger and in connection with the transactions contemplated hereby shall have been obtained.

      7.2        Conditions to Obligations of ACE*COMM and Merger Sub.

      The obligation of ACE*COMM and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by ACE*COMM at or prior to the Effective Time of the following conditions:

             (a)     Representations and Warranties.

             (i) The representations and warranties of i3 contained in this Agreement not qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of i3 contained in this Agreement qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the Closing Date, or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date. ACE*COMM shall have received a certificate signed on behalf of i3 by an executive officer of i3 to the foregoing effect.

             (b)        Performance of Covenants and Agreements of i3.

             i3 shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. ACE*COMM shall have received a certificate signed on behalf of i3 by an executive officer of i3 to the foregoing effect.

             (c)     Consents under Agreements.

             The consent, approval or waiver of each Person whose consent or approval shall be required in order to permit the consummation of the Merger and the transactions contemplated by this Agreement, including the consents and approvals identified in Section 3.4 hereof, shall have been obtained, except where the failure to obtain such consent or approval would not result in a Material Adverse Effect on i3.

             (d)     No Material Adverse Change.

             There shall have been no Material Adverse Effect with respect to i3, which is continuing.

             (e)     Resignations.

             If requested, ACE*COMM shall have received the written resignations of any or all of the executive officers and members of the Board of Directors of i3 and each of the i3 Subsidiaries (effective as of the Closing).

      7.3     Conditions to Obligations of i3.

      The obligation of i3 to effect the Merger is also subject to the satisfaction or waiver by i3 at or prior to the Effective Time of the following conditions:

             (a)     Representations and Warranties.

             The representations and warranties of ACE*COMM and Merger Sub contained in this Agreement not qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of ACE*COMM and Merger Sub contained in this Agreement qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the Closing Date, or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date. i3 shall have received a certificate signed on behalf of ACE*COMM by an executive officer of ACE*COMM to the foregoing effect.

             (b)        Performance of Covenants and Agreements of ACE*COMM and Merger Sub.

             ACE*COMM and Merger Sub shall have each performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date. i3 shall have received a certificate signed on behalf of ACE*COMM by an executive officer of ACE*COMM to the foregoing effect.

             (c)     Consents under Agreements.

             The consent, approval or waiver of each Person whose consent or approval shall be required in order to permit the consummation of the Merger and the transactions contemplated by this Agreement, including the consents and approvals identified in Section 4.4 hereof, shall have been obtained, except where the failure to obtain such consent or approval would not result in a Material Adverse Effect on ACE*COMM.

             (d)     No Material Adverse Effect.

             There shall have been no Material Adverse Effect with respect to ACE*COMM, which is continuing.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1     Termination.

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of i3 or ACE*COMM:

             (a)        by mutual consent of ACE*COMM and i3 in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

             (b)      by either ACE*COMM or i3 if a Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

             (c)      by either ACE*COMM or i3 if the Merger shall not have been consummated on or before January 31, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

             (d)      by ACE*COMM (provided, that ACE*COMM is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of i3 required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, respectively;

             (e)     by i3 (provided, that i3 is not in breach of its obligations under Sections 6.3 or 6.5 hereof) if the approval of the stockholders of ACE*COMM required for the ACE*COMM Issuance shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, respectively;

             (f)      by either ACE*COMM or i3 (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the breaching party or the Surviving Corporation, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer;

             (g)      by either ACE*COMM or i3 (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer, except in each case where such breach does not or would not have a Material Adverse Effect on any of i3, ACE*COMM or the Surviving Corporation;

             (h)     by ACE*COMM, if i3’s Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of i3’s stockholders to consider and approve this Agreement and the transactions contemplated hereby, other than for Good Reason (as defined in Section 9.13); provided, that i3 agrees to hold the meeting as soon as practicable, or (ii) otherwise violates Sections 6.3 or 6.5 of this Agreement;

             (i)     by i3, if ACE*COMM’s Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of ACE*COMM’s stockholders to consider and approve the ACE*COMM Issuance, other than for Good Reason, provided, that ACE*COMM agrees to hold the meeting as soon as practicable, or (ii) withdraws, amends or modifies its recommendation in a manner adverse to i3 or fails to recommend to stockholders the approval of the ACE*COMM Issuance;

             (j)     by i3 in connection with entering a definitive agreement as permitted by Section 6.5, provided, that i3 has complied with all provisions thereof, including the notice provisions;

             (k)     by i3, if the closing price per share of ACE*COMM Common Stock is greater than $2.75 for each trading day during a period of any 20 consecutive trading days following the date hereof; or

             (l)      by ACE*COMM, if the closing price per share of ACE*COMM Common Stock is less than $0.88 for each trading day during a period of any 20 consecutive trading days following the date hereof.

      8.2     Effect of Termination.

      In the event of termination of this Agreement by either ACE*COMM or i3 as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 8.3 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

      8.3     Termination Fee and Payment of Expenses.

             (a)         In the event that ACE*COMM shall terminate this Agreement pursuant to Sections 8.1(f) or (g), i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and, if the breach by i3 resulting in such termination was intentional and i3 enters into an agreement concerning, or consummates, an Acquisition Proposal at any time prior to the nine-month anniversary of the date of the termination of this Agreement, i3 shall pay to ACE*COMM a termination fee of $250,000 (the “Termination Fee”) by wire transfer of same day funds on the date of entrance into such agreement; provided, that nothing set forth in this Agreement shall limit ACE*COMM’s recovery for any loss suffered by ACE*COMM in connection with i3’s breach of Section 6.3 or Section 6.5.

             (b)       In the event that i3 shall terminate this Agreement pursuant to Sections 8.1(f) or (g), ACE*COMM shall pay to i3 an amount equal to i3’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after i3 shall have requested payment of such fees and expenses, and, if the breach by ACE*COMM resulting in such termination was intentional, i3 may recover any other damages suffered by i3 as a result of ACE*COMM’s intentional breach of this Agreement; provided, that nothing set forth in this Agreement shall limit i3’s recovery for any loss suffered by i3 in connection with ACE*COMM’s breach of Section 6.3.

             (c)       In the event ACE*COMM shall terminate this agreement pursuant to Section 8.1(d), and prior to the i3 Special Meeting i3 shall have received an Acquisition Proposal, which is pending at the time of the i3 Special Meeting, from a Person other than ACE*COMM and its affiliates, i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and, if prior to the nine-month anniversary of the date of the termination of this Agreement i3 enters into an agreement concerning, or consummates, such pending Acquisition Proposal, i3 shall pay to ACE*COMM the Termination Fee by wire transfer of same day funds on the date of entrance into such agreement. For purposes of this Section 8.3(c), the term “pending” shall mean an Acquisition Proposal under consideration by the Board of Directors of i3, or with respect to which the Board of Directors of i3 is seeking additional information.

             (d)     In the event that (A) i3 shall terminate this Agreement pursuant to Section 8.1(j) or (B) ACE*COMM shall terminate this Agreement pursuant to Section 8.1(h), then i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and promptly, but in no event later than the earlier of the date of such termination or the date of entrance into an agreement concerning an Acquisition Proposal, pay to ACE*COMM the Termination Fee by wire transfer of same day funds.

      8.4     Amendment.

      Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of i3 or ACE*COMM; provided, however, that after any approval of the transactions contemplated by the stockholders of i3 or ACE*COMM, there may not be, without further approval of such stockholders, any amendment of this Agreement which (i) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of i3, or (ii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of i3 or ACE*COMM. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5     Extension; Waiver.

      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

      9.1     Closing.

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Washington, DC time, at the main offices of ACE*COMM as soon as practicable following the satisfaction or waiver of the conditions precedent set forth in Article VII hereof, or on such other date and at such other time as the parties may agree (the “Closing Date”).

      9.2            Nonsurvival of Representations, Warranties and Agreements.

      None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

      9.3     Expenses.

      Except as provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that all filing and other fees to be paid to the SEC in connection herewith shall be borne by ACE*COMM and; provided further, that all printing and mailing expenses of the Registration Statement shall be borne 50% by i3 and 50% by ACE*COMM.

      9.4     Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ACE*COMM or Merger Sub, to: ACE*COMM Corporation 704 Quince Orchard Road Gaithersburg, MD 20878 Attn.: George T. Jimenez Chief Executive Officer

with a copy (which shall not constitute notice) to: Hogan & Hartson L.L.P. Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004 Attn.: Steven M. Kaufman, Esq.

             and

(b)	if to i3, to: i3 Mobile, Inc. 181 Harbor Drive Stamford, CT 06902 Attn.: J. William Grimes Chief Executive Officer

with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attn.: Robert G. Robison, Esq.

      9.5     Interpretation.

      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      9.6     Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.7     Entire Agreement.

      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the ACE*COMM Affiliate Agreement and the i3 Affiliate Agreement.

      9.8     Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

      9.9     Enforcement of Agreement.

      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10     Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.11     Publicity.

      Except as required by applicable Laws or the listing requirements of any applicable securities exchange, i3 and ACE*COMM each agree that they will make no public announcements relating to the Merger without the prior written consent of the other party as to both the timing and text of any such announcement, such consent not to be unreasonably withheld or delayed.

      9.12     Assignment; Limitation of Benefits.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

      9.13     Additional Definitions.

      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

      “Good Reason” shall mean the existence of any Injunction or the compliance with applicable Laws.

      “i3 Stock Plans” shall mean the i3 1995 Stock Incentive Plan, as amended, and the i3 2000 Stock Incentive Plan, as amended.

      “Intellectual Property” means all (i) patents; (ii) trademarks, tradenames, servicemarks and the goodwill of the business symbolized thereby; (iii) copyrights; (iv) software; and (v) all pending applications for and registrations of any of the foregoing owned by i3 or ACE*COMM, as the case may be.

      “knowledge” means with respect to a party hereto, with respect to a matter in question, that the directors or any executive officer of such party has actual knowledge of such matter.

      “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

      “Material Adverse Effect” means, with respect to ACE*COMM or i3, as the case may be, a condition, event, change or occurrence that has had or would have a material adverse effect upon i3 and its Subsidiaries, taken as a whole, or ACE*COMM and its Subsidiaries, taken as a whole, as the case may be, taking into account (A) the business, customers, assets, capitalization, financial condition and results of operations of ACE*COMM or i3 and their respective Subsidiaries (in each case, taken as a whole), other than as a result primarily of (i) the direct effect of the public announcement, pendency or consummation of the Merger, (ii) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or (iii) changes in the respective trading prices for ACE*COMM Common Stock or i3 Common Stock, or (B) the ability of ACE*COMM or i3 to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

      “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

      “Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or federal anti-takeover laws and regulations.

      IN WITNESS WHEREOF, ACE*COMM, Merger Sub and i3 have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ACE*COMM CORPORATION

By:	/S/

George T. Jimenez
Chief Executive Officer

ACE ACQUISITION CORPORATION

By:	/S/

George T. Jimenez
Chief Executive Officer

i3 MOBILE, INC.

By:	/S/

J. William Grimes
Chief Executive Officer